Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Open Text Corporation

We consent to the use of our reports dated September 11, 2007, with respect to the consolidated balance sheets of Open Text Corporation as of June 30, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2007 and the effectiveness of internal control over financial reporting as of June 30, 2007, incorporated herein by reference.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

September 27, 2007